Mail Stop 6010
      November 1, 2005


Mr. Guy Shafran
Chief Financial Officer
On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O. Box 32
Rosh-Pina 12000, Israel


      Re:	`On Track Innovations Ltd.
		Form 20-F for the year ended December 31, 2004
      Filed May 4, 2005
		File No. 000-49877

Dear Mr. Shafran:

We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Martin F. James
							Senior Assistant Chief
Accountant

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Mr. Guy Shafran
On Track Innovations Ltd.
August 31, 2005
Page 4